As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-253262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Registration Statement No. 333-253262

SAFEHOLD INC.

SAFEHOLD GL HOLDINGS LLC (F/K/A SAFEHOLD OPERATING PARTNERSHIP LP)

(Exact Name of Registrant as Specified in Its Charter)

Maryland (Safehold Inc.) Delaware (Safehold GL Holdings LLC)	03-0971238 (Safehold Inc.) 37-1840624 (Safehold GL Holdings LLC)
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 39th Floor New York, New York 10036 (212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay Sugarman

Chief Executive Officer

Safehold Inc.
1114 Avenue of the Americas, 39th Floor

New York, New York 10036

(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.
Lewis W. Kneib, Esq.
Alexa M. Berlin, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
(213) 485-1234

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Safehold Inc.
Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging Growth Company ☐

Safehold GL Holdings LLC
Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☐ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 of Safehold Inc., a Maryland corporation (the “Registrant”) (File No. 333-253262) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on February 18, 2021, registering (1) an indeterminate amount of shares of common stock, par value $0.01 per share, shares of preferred stock, par value $0.01 per share, debt securities, depositary shares, warrants, rights, units and guarantees of debt securities, in each case, of the Company and (2) debt securities of Safehold GL Holdings LLC, formerly known as Safehold Operating Partnership LP (“Portfolio Holdings”).

On March 31, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 10, 2022, by and among the Registrant and Safehold Inc. (then known as iStar Inc.), a Maryland corporation (“New SAFE”), the Registrant merged with and into New SAFE, at which time the Registrant ceased to exist, New SAFE continued as the surviving corporation, and New SAFE changed its name to “Safehold Inc.” (the “Merger”). Additionally, in connection with the Merger, Safehold Operating Partnership LP converted from a Delaware limited partnership into a Delaware limited liability company and changed its name to “Safehold GL Holdings LLC” (“Portfolio Holdings”), with the Registrant as its managing member.

As a result of the Merger, the Registrant has terminated all offerings pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2023.

SAFEHOLD INC.

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

SAFEHOLD GL HOLDINGS LLC
(f/k/a Safehold Operating Partnership LP)

By:	Safehold Inc., its managing member

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.